EXHIBIT 5.1

April 16, 2014

Board of Directors
Lucas Energy, Inc.
3555 Timmons Lane, Suite 1550
Houston, Texas 77027

Re:           Lucas Energy, Inc. Prospectus Supplement to Registration Statement on Form S-3

We have acted as counsel for Lucas Energy, Inc., a Nevada corporation (the “Company”), in connection with: (i) the registration statement on Form S-3 (Registration No. 333-188663) (such registration statement, including the documents incorporated by reference therein, the “Registration Statement”) of the Company, filed with the Securities and Exchange Commission (the “Commission”) on May 16, 2013 and declared effective on May 24, 2013 the related prospectus included in the Registration Statement (the “Base Prospectus”); and (ii) the prospectus supplement to be filed with the Commission pursuant to Rule 424(b) promulgated under the Act (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”), in connection with the issuance and sale by the Company of 3,333,332 units, at a purchase price of $0.60 per unit or $2 million in aggregate, with each unit consisting of one share of common stock (the “Offering Shares”) and 0.50 of a warrant to purchase one share of the Company’s common stock at an exercise price of $1.00 per share and a term of five years (the “Warrants”, and the 1,666,666 shares of common stock issuable upon exercise thereof, the “Warrant Shares”), pursuant to that certain Securities Purchase Agreement dated April 15, 2014, filed as Exhibit 10.1 to the current report on Form 8-K dated April 16, 2014 (the “Form 8-K”), pertaining to the offering of the Units, which will include this opinion letter as an exhibit and result in it being filed by the Company with the Commission as Exhibit 5.1 to the Registration Statement by incorporation by reference.   The Offering Shares and Warrants are referred to herein collectively as the “Units” and the 4,999,998 Offering Shares and Warrant Shares are referred to herein collectively as the “Shares”.

This opinion is being furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the Registration Statement, and no opinion is expressed or may be implied herein as to any matter pertaining to the contents of the Registration Statement, or the Prospectus Supplement.

In connection with this opinion, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of rendering the opinions expressed below. In addition, we have been furnished with and have examined originals or copies of the Registration Statement, the prospectus contained therein, the Prospectus Supplement, the Company’s charter documents, the corporate proceedings taken by the Company with respect to the filing of the Registration Statement and Prospectus Supplement and the issuance of the Shares and Warrants, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as we have considered necessary to provide a basis for the opinions hereinafter expressed, including, without limitation (a) the Articles of Incorporation of the Company, as amended to date, (b) the Bylaws of the Company, as amended to date, (c) certain resolutions adopted by the Board of Directors and Audit Committee of the Company, (d) the Securities Purchase Agreement, and (e) the form of Common Stock Purchase Warrant evidencing and documenting the Warrants. In such examination, we have assumed that the documents and instruments submitted to us have not been amended or modified since the date submitted and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Lucas Energy, Inc.
April 16, 2014

As to facts material to the opinions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others and have not independently checked or verified the accuracy of such statements and representations. The opinions contained in this letter are expressed as of the date hereof, and we do not have, nor do we assume, any obligation to advise of any changes in any facts or applicable laws after the date hereof that may affect the opinions we express herein.

Also, we have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed, without independent verification, that all governing documents under which the Shares and Warrants are to be issued will have been duly authorized, executed and delivered by all parties thereto, and the signatures on documents examined by us are genuine.

In rendering this opinion, we have assumed: (i) information contained in documents reviewed by us is true, complete and correct; (ii) the genuineness and authenticity of all signatures; (iii) the authenticity of all documents submitted to us as originals; (iv) the conformity to authentic originals of all documents submitted to us as copies; (v) the accuracy, completeness and authenticity of certificates of public officials; (vi) the due authorization, execution and delivery of all documents by parties other than the Company; (vii) the obligations of parties other than the Company to the Securities Purchase Agreement being valid, binding and enforceable; and (viii) the legal capacity of all natural persons.

In rendering the foregoing opinions, we have assumed that: (i) the Registration Statement, and any amendments (including post-effective amendments) thereto, has or will have become effective (and will remain effective at the time of issuance of any Shares thereunder); (ii) the Company will file the Prospectus Supplement; (iii) the Company will issue and deliver the Shares in the manner contemplated by the Registration Statement and Prospectus Supplement (and as to the Warrant Shares, as contemplated by the Warrants) and will receive the full amount of the consideration for which the Board of Directors (or any duly authorized pricing committee or designee thereof) authorized the issuance of the Shares; (iv) the resolutions authorizing the Company to issue, offer and sell the Shares and Warrants have been duly adopted by the Board of Directors and Audit Committee of the Company and will be in full force and effect at all times at which the Shares and Warrants are offered, issued and sold by the Company; (v) the Company will issue a share certificate or certificates to each purchaser of the Shares certifying the number of Shares held by such purchaser, or such Shares will be registered by book entry registration in the name of such purchaser, if uncertificated; (vi) the Company will issue a Common Stock Purchase Warrant to each purchaser evidencing the Warrants; and (vii) all the Shares and Warrants will be issued in compliance with applicable federal and state securities laws.  We express no opinion as to the enforceability of the Securities Purchase Agreement.

We have also assumed that (i) shares of common stock of the Company will remain authorized and available for issuance of the Shares; (ii) none of the Company’s charter documents, or the corporate proceedings taken by the Company with respect to the filing of the Registration Statement and Prospectus Supplement and the issuance of the Shares and grant of the Warrants, will be rescinded, amended or otherwise modified prior to the issuance of the Shares and grant of the Warrants and no Shares or Warrants will be issued or other action taken in contravention of any applicable limit established pursuant to such resolutions from time to time; (iii) the Company will continue to be validly existing and in good standing under the laws of the State of Nevada with the requisite corporate power and authority to issue and sell all such Units at such time and will have received any required approval of any governmental authority or agency in connection therewith; (iv) until such time, if ever, as the Company has $75 million or more in aggregate market value of voting and nonvoting common equity held by non-affiliates of the Company as of a date within 60 days prior to the date of the sale of the Units and Shares, sales of the Units and Shares of the Company under the Registration Statement shall be subject to limitation pursuant to General Instruction I.B.6. to Form S-3; (v) the Company will be restricted from issuing 20% or more of its outstanding common stock at below market prices by Section 713 of the Company Guide of the NYSE MKT LLC (formerly known as the NYSE AMEX) unless it qualifies for an exemption from Section 713 or it obtains shareholder approval to issue more shares; and (vi) the terms of the Securities Purchase Agreement and Warrants will not violate, conflict with or constitute a default under (a) any agreement or instrument to which the Company or its properties are subject, (b) any law, rule or regulation to which the Company or its properties are subject, (c) any judicial or regulatory order or decree of any governmental authority, or (d) any consent, approval, license, authorization or validation of, or filing, recording or registration with, any governmental authority.

 Lucas Energy, Inc.
April 16, 2014

We have (or will have prior to the filing of the Prospectus Supplement) obtained from officers of the Company a certificate as to certain factual matters and, insofar as this opinion is based on matters of fact, we have relied on such certificate without independent investigation.

Based on the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

(A)
Following issuance of the Offering Shares pursuant to the terms of the Securities Purchase Agreement, Registration Statement, Base Prospectus and Prospectus Supplement, and upon receipt by the Company of the consideration for the Units specified in the Securities Purchase Agreement and the resolutions of the Board of Directors of the Company and the Audit Committee of the Board of Directors, the Shares will be validly issued, fully paid, and non-assessable.

(B)
Following execution and delivery by the Company of the Common Stock Purchase Warrants pursuant to the terms of the Securities Purchase Agreement, Registration Statement, Base Prospectus and Prospectus Supplement, and receipt by the Company of the consideration for the Warrants specified in the Securities Purchase Agreement and the resolutions of the Board of Directors of the Company and the Audit Committee of the Board of Directors, the Warrants will constitute valid and binding obligations of the Company.

(C)
Following execution and delivery by the Company of the Common Stock Purchase Warrants pursuant to the terms of the Securities Purchase Agreement, Registration Statement, Base Prospectus and Prospectus Supplement, receipt by the Company of the consideration for the Warrant Shares specified in the Common Stock Purchase Warrants, and exercise of the Warrants pursuant to their terms, and issuance of the Warrant Shares thereunder, the Warrant Shares will be validly issued, fully paid, and nonassessable.

This opinion is expressly limited in scope to the Shares and Warrants enumerated herein which are to be expressly covered by the referenced Prospectus Supplement.

This opinion letter is based as to matters of law solely on the applicable provisions of the following, as currently in effect: (i) as to the opinions given in paragraphs (A), (B) and (C), the laws governing corporations of the State of Nevada (including applicable provisions of the Nevada Constitution and reported judicial decisions interpreting such Law and such Constitution) and the federal laws of the United States of America, and (ii) as to the opinions given in paragraph (B), the laws of the State of New York (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level).  We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations (and in particular, we express no opinion as to any effect that such other laws, statutes, ordinances, rules, or regulations may have on the opinions expressed herein). No opinion is expressed herein with respect to the qualification of the Units, Shares or Warrants under the securities or blue sky laws of any state or any foreign jurisdiction. To the extent that any opinion relates to enforceability under New York law, the opinion stated herein is subject to the qualification that such enforceability may be subject to, in each case, (i) the exceptions and limitations in New York General Obligations Law sections 5-1401 and 5-1402, and (ii) principles of comity or constitutionality.

Our opinions related to enforceability are limited by bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights generally, by any covenants of good faith or fair dealing that may be implied, and by general principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.

 Lucas Energy, Inc.
April 16, 2014

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares and Warrants while the Registration Statement is in effect. Our opinion is as of the date hereof and we have no responsibility to update this opinion for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention and we disavow any undertaking to advise you of any changes in law.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Company’s Form 8-K and to the incorporation by reference of this opinion in the Registration Statement, and to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Sincerely,

/s/ The Loev Law Firm, PC
The Loev Law Firm, PC